EXHIBIT 99.2



                          CAPITAL SAVINGS BANCORP, INC.
          425 Madison Street - P.O. Box 239 - Jefferson City, MO 65102


                                   NEW RELEASE

                          CAPITAL SAVINGS BANCORP PLANS
                  TO AFFILIATE WITH UNION PLANTERS CORPORATION

JEFFERSON CITY, MO; November 25, 1997 (NASDAQ: CAPS) - Benjamin W. Rawlins, Jr., chairman and chief executive officer of Union Planters Corporation, and Larry V. Schepers, president and chief executive officer of Capital Savings Bancorp, jointly announced today that the two companies have entered into a definitive agreement pursuant to which Union Planters would acquire all of the outstanding stock of Capital Savings in a transaction valued at approximately $48 million or $23 per share.

Under the terms of the definitive  agreement,  UPC would exchange  approximately
 .3812 shares of its common stock in a tax-free exchange for every common share of Capital Savings. The transaction is expected to be completed during the second quarter of 1998, and is subject to regulatory and shareholder approval and the satisfaction of normal contractual closing conditions.

As of September 30, 1997, Capital Savings Bancorp reported $242 million in total assets and approximately $22 million in shareholders' equity. At the time of affiliation, all Capital Savings operations will combine with Union Planters' existing franchise in Columbia. This combination will give Union Planters approximately $340 million in total assets in mid-Missouri and 12 full-service locations in Columbia, Jefferson City, Ashland, Fulton, Eldon, Rolla, Owensville and California, Missouri.

In making the announcement, Ben Rawlins stated, "Our philosophy has been to affiliate with well-run, community-focused institutions. The addition of Capital Savings Bancorp to the Union Planters family of banks is in line with this philosophy and strengthens our position in central Missouri."

Larry Schepers commented, "We look forward to our strategic combination with Union Planters and the enhanced product lines and customer conveniences we will gain as a result. Union Planters' emphasis on local management and community-based banking was a great attraction for us and we anticipate great opportunities for our customers, employees and shareholders as well as the communities we serve."

David B. Keller, president and chief executive officer of Union Planters Bank in Columbia, Mo., said, "The partnership of Union Planters and Capital Savings will help our organization become a major financial service provider in this region. We have a strong commitment to become the bank our customers turn to for solutions to all their financial needs."

Union Planters, a $16 billion bank holding company headquartered in Memphis, Tenn., was founded in 1869 and today serves over 1.5 million households in Missouri, Tennessee, Mississippi, Arkansas, Alabama, Louisiana and Kentucky.


FOR MORE INFORMATION

Union Planters:
David B. Keller
Chief Executive Officer
(573) 446-0662

Capital Savings Bancorp:
Larry V. Schepers
Chairman of the Board, President and Chief Executive Officer
(573) 635-4151